EXHIBIT 10.1.2
EXECUTION VERSION
SECOND AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 31st day of December, 2008, by and among IMPAX LABORATORIES, INC., a Delaware corporation (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns (“Bank”).
BACKGROUND
     A. Pursuant to that certain Amended and Restated Loan and Security Agreement dated December 15, 2005 by and between Borrower and Bank (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated October 14, 2008 and as the same may hereafter be further amended, modified, supplemented or restated from time to time, being referred to herein as the “Loan Agreement”), Bank agreed, inter alia, to amend and restate an existing revolving line of credit in the maximum principal amount of Thirty-Five Million Dollars ($35,000,000.00).
     B. Borrower has requested and Bank has agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.
     C. All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
     1. Termination Date. The reference to “December 31, 2008” contained in the definition of “Termination Date” in Section 1.1 of the Loan Agreement is hereby deleted and replaced with “March 31, 2009”.
     2. Amendment/References. The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; and (b) the “Loan Documents” shall include this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof.
     3. Release. Borrower acknowledges and agrees that it has no claims, suits or causes of action against Bank and hereby remises, releases and forever discharges Bank, their officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.
     4. Additional Documents; Further Assurances. Borrower covenants and agrees to execute and deliver to Bank, or to cause to be executed and delivered to Bank contemporaneously herewith, at the sole cost and expense of Borrower, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Bank may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Bank herein or in any of the Loan Documents, or to enforce or to protect Bank’s interest in the Collateral. All such documents, agreements, statements, etc., shall be in form and content acceptable to Bank in its sole discretion. Borrower hereby authorizes Bank to file, at Borrower’s cost and expense, financing statements, amendments thereto and other items as Bank may require to evidence or perfect Bank’s continuing security interest and liens in and against the Collateral. Borrower agrees to join with Bank in notifying any third party with possession of any Collateral of Bank’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Bank. Borrower will cooperate with Bank in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.
     5. Further Agreements and Representations. Borrower does hereby:
          (a) ratify, confirm and acknowledge that the statements contained in the foregoing Background are true and complete and that, as amended hereby, the Loan Agreement and the other Loan Documents are in full force and effect and are valid, binding and enforceable against Borrower and its assets and properties, all in accordance with the terms thereof, as amended;
          (b) covenant and agree to perform all of Borrower’s obligations under the Loan Agreement and the other Loan Documents, as amended;
          (c) acknowledge and agree that as of the date hereof, Borrower has no defense, set-off, counterclaim or challenge against the payment of any of the Obligations or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;
          (d) acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended (including, without limitation as modified by the amendments set forth on Schedule A hereto), are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;
          (e) represent and warrant that no Default or Event of Default exists;
          (f) covenant and agree that Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the other Loan Documents; and
          (g) acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of the Note, the Loan Agreement or of any of the other Loan Documents and does not constitute a release, termination or waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Bank in any of the Loan Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all of the Obligations.
     Borrower acknowledges and agrees that Bank is relying on the foregoing agreements, confirmations, representations and warranties of Borrower and the other agreements, representations and warranties of Borrower contained herein in agreeing to the amendments contained in this Amendment.

     6. Fees, Cost, Expenses and Expenditures. Borrower will pay all of Bank’s reasonable, out-of-pocket expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses and disbursements of counsel retained by Bank and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.
     7. No Waiver. Nothing contained herein constitutes an agreement or obligation by Bank to grant any further amendments to the Loan Agreement or any of the other Loan Documents. Nothing contained herein constitutes a waiver or release by Bank of any Event of Default or of any rights or remedies available to Bank under the Loan Documents or at law or in equity.
     8. Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.
     9. Binding Effect. This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     10. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.
     11. Severability. The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.
     12. Modifications. No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.
     13. Headings. The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
     14. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

IMPAX LABORATORIES, INC.
By:	/s/ Arthur A. Koch, Jr.
Name/Title: Arthur A. Koch, Jr., SVP - CFO

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Margaret A. Byrne
Name/Title: Margaret A. Byrne , Director

EXHIBIT A
SUPPLEMENTAL DISCLOSURE SCHEDULES
OF
IMPAX LABORATORIES, INC.
Dated: December 30, 2008
Wachovia Bank, National Association
Widener Building
1339 Chestnut Street
Philadelphia, PA 19107
     In connection with delivery of a certain Second Amendment to Amended and Restated Loan and Security Agreement relating to a financing provided by you (“Lender”), the undersigned (the “Company”) represents and warrants to Lender the following information about it, its organizational structure and other matters of interest to Lender as a supplement to the information initially disclosed to Lender in the Supplemental Informational Certificate of Impax Laboratories, Inc. dated October 10, 2008 (the “Information Certificate”). The disclosures in these Schedules modify or supersede any inconsistent disclosures in the Information Certificate to the extent described herein.
1. Schedule 8.2 to the Information Certificate is hereby deleted in its entirety and replaced with the following:
SCHEDULE 8.2
To
INFORMATION CERTIFICATE
Locations
A. Chief Executive Offices
121 New Britain Boulevard, Chalfont, PA 18914
30831 Huntwood Avenue, Hayward, CA 94544
B. Location of Books and Records
121 New Britain Boulevard, Chalfont, PA 18914
30831 Huntwood Avenue, Hayward, CA 94544
3735 Castor Avenue, Philadelphia, PA 19124
31153 San Antonio Street, Hayward, CA 94544
1502 Crocker Avenue, Hayward, CA 94544
C. Locations of Inventory, Equipment and Other Assets

Address	Ownership	Landlord (If Leased)
30831 Huntwood Avenue Hayward, CA 94544	Owned

31153 San Antonio Street, Hayward, CA 94544	Owned

1502 Crocker Avenue Hayward, CA 94544	Leased	RREEF Management Co. 26120 Eden Landing Road Suite 2 Hayward, CA 94545

3735 Castor Avenue Philadelphia, PA 19124	Owned

30941-30945 San Clemente St. Hayward, CA 94544	Leased	Buckhead Industrial Properties, Inc. c/o Lend Lease Real Estate Investments, Inc. One Front St., Suite 1100 San Francisco, CA 94111

7026 Knoll Center Parkway Suite 225 Pleasanton, CA 94566	Leased	7-L Northcreek, LLC 4175 Business Center Drive Fremont, CA 94538

121 New Britain Blvd. New Britain, PA 18914	Leased	Nappen & Associates 119 Keystone Drive Montgomeryville, PA 18936

1490 Crocker Avenue Hayward, CA 94544	Owned

1508 Crocker Avenue Hayward, CA 94544	Leased	RREEF Management Co. 26120 Eden Landing Road Suite 2 Hayward, CA 94545

31047 Genstar Avenue Hayward, CA 94544	Leased	United Genstar 31047 Genstar Avenue Hayward, CA 94544

41316 Christy Street Freemont, CA 94538	Leased
D. Locations of Assets in Prior Five (5) Years not Listed Above – 4580 Mendenhall Road, Memphis, TN
E. Other – Borrower currently has a new plant under construction in Taiwan, P.R.C.
2. Schedule 8.6 to the Information Certificate is hereby deleted in its entirety and replaced with the following:
SCHEDULE 8.6
To
INFORMATION CERTIFICATE

Pending Litigation
Patent-Infringement Litigation
AstraZeneca AB et al. v. Impax Laboratories (Omeprazole)
In litigation commenced against us in the U.S. District Court for the District of Delaware in May 2000, AstraZeneca AB alleged that our submission of an ANDA seeking FDA permission to market Omeprazole Delayed Release Capsules, 10mg, 20mg and 40mg, constituted infringement of AstraZeneca’s U.S. patents relating to its Prilosec® product and sought an order enjoining us from marketing our product until expiration of its patents. The case, along with several similar suits against other manufacturers of generic versions of Prilosec®, was subsequently transferred to the U.S. District Court for the Southern District of New York.
In September 2004 , following expiration of the 30-month stay, the FDA approved our ANDA and we and our alliance agreement partner, Teva, commenced commercial sales of our product. In January 2005, AstraZeneca added claims of willful infringement, for damages, and for enhanced damages on the basis of this commercial launch. Claims for damages were subsequently dropped from the suit against the Company, but were included in a separate suit filed against Teva. In May 2007, the court found that our product infringed two of AstraZeneca’s patents and that these patents were not invalid. The court ordered that FDA approval of our ANDA be converted to a tentative approval, with a final approval date not before October 20, 2007, the expiration date of the relevant pediatric exclusivity period. In August 2008 the U.S. Court of Appeals for the Federal Circuit affirmed the lower court’s decision of infringement and validity. If Teva is not ultimately successful in establishing invalidity or non-infringement in the separate suit against Teva, the court may award monetary damages associated with Teva’s commercial sale of our omeprazole products. Under our Teva Agreement, we would be responsible for monetary damages awarded against Teva up to a specified level, beyond which, monetary damages would be Teva’s responsibility.
Aventis Pharmaceuticals Inc., et al. v. Impax Laboratories, Inc.
(Fexofenadine/Pseudoephedrine)
We are a defendant in an action brought in March 2002 by Aventis Pharmaceuticals Inc. and others in the U.S. District Court for the District of New Jersey alleging that our proposed Fexofenadine and Pseudoephedrine hydrochloride tablets, generic to Allegra-D® infringe seven Aventis patents and seeking an injunction preventing us from marketing the products until expiration of the patents. The case has since been consolidated with similar actions brought by Aventis against five other manufacturers (including generics to both Allegra® and Allegra-D®). In March 2004, Aventis and AMR Technology, Inc. filed a complaint and first amended complaint against us and one of the other defendants alleging infringement of two additional patents, owned by AMR and licensed to Aventis, relating to a synthetic process for making the active pharmaceutical ingredient, Fexofenadine hydrochloride and intermediates in that synthetic process. We believe that we have defenses to the claims based on non-infringement and invalidity.

In June 2004, the court granted our motion for summary judgment of non-infringement with respect to two of the patents and, in May 2005, granted summary judgment of invalidity with respect to a third patent. We will have the opportunity to file additional summary judgment motions in the future and to assert both non-infringement and invalidity of the remaining patents (if necessary) at trial. No trial date has yet been set.
In September 2005, Teva launched its Fexofenadine tablet products (generic to Allegra®), and Aventis and AMR moved for a preliminary injunction to bar Teva’s sales based on four of the patents in suit, which patents are common to the Allegra® and Allegra-D® litigations. The district court denied Aventis’s motion in January 2006, finding that Aventis did not establish a likelihood of success on the merits, which decision was affirmed on appeal.
Impax Laboratories, Inc. v. Aventis Pharmaceuticals, Inc. (Riluzole)
In June 2002, we filed a suit against Aventis Pharmaceuticals, Inc. in the U.S. District Court for the District of Delaware, seeking a declaration that our filing of an ANDA for Riluzole 50mg tablets, generic to Rilutek®, for treatment of patients with amyotrophic lateral scleroses (ALS) did not infringe claims of Aventis’s patent relating to the drug and a declaration that its patent is invalid. Aventis filed counterclaims for infringement, and, in December 2002, the district court granted Aventis’ motion for a preliminary injunction enjoining us from marketing any pharmaceutical product or compound containing Riluzole for the treatment of ALS.
In September 2004, the district court found Aventis’s patent not invalid and infringed by our proposed product. In November 2006, the Court of Appeals for the Federal Circuit vacated the district court’s finding that the patent was not invalid and remanded for further findings on that issue, and, in June 2007, the district court again found that Aventis’s patent is not invalid. In October 2008, the Court of Appeals for the Federal Circuit affirmed the district court decision. The court is expected to enter a permanent injunction enjoining us from marketing Riluzole 50mg tablets for the treatment of ALS until the expiration of Aventis’s patent in June 2013.
Endo Pharmaceuticals Inc., et al. v. Impax Laboratories, Inc. (Oxymorphone)
In November 2007, Endo Pharmaceuticals Inc. and Penwest Pharmaceuticals Co. (collectively, “Endo”) filed suit against us in the U.S. District Court for the District of Delaware, requesting a declaration that our Paragraph IV Notices with respect to our ANDA for Oxymorphone Hydrochloride Extended Release Tablets 5 mg, 10 mg, 20 mg and 40 mg, generic to Opana ER®, are null and void and, in the alternative, alleging patent infringement in connection with the filing of that ANDA. Endo subsequently dismissed its request for declaratory relief and in December 2007 filed another patent infringement suit relating to the same ANDA. In July 2008, Endo asserted additional infringement claims with respect to our amended ANDA, which added 7.5mg, 15mg and 30mg strengths of the product. We have filed an answer and counterclaims. Discovery is in the early stages, and no trial date has been set.
Impax Laboratories, Inc. v. Medicis Pharmaceutical Corp. (Minocycline)
In January 2008, we filed a complaint against Medicis Pharmaceutical Corp. in the U.S. District Court for the Northern District of California, seeking a declaratory judgment that our filing of an ANDA relating to Minocycline Hydrochloride Extended Release Tablets 45 mg, 90 mg, and 135

mg, a generic to Solodyn®, did not infringe any valid claim of U.S. Patent No. 5,908,838. Medicis filed a motion to dismiss the complaint for lack of subject matter jurisdiction. On April 16, 2008, the District Court granted Medicis’ motion to dismiss, and judgment was entered on April 22, 2008. In November 2008, we entered into an agreement with Medicis to settle this litigation whereby Medicis agreed to grant us a license to market our generic version of Solodyn® upon the occurrence of certain conditions, but in any event no later than November 2011.
Pfizer Inc., et al. v. Impax Laboratories, Inc. (Tolterodine)
In March 2008, Pfizer Inc., Pharmacia & Upjohn Company LLC and Pfizer Health AB (collectively “Pfizer”) filed a complaint against us in the U.S. District Court for the Southern District of New York, alleging that our filing of an ANDA relating to Tolterodine Tartrate Extended Released Capsules, 4 mg, generic to Detrol LA®, infringes three Pfizer patents. We have filed an answer and counterclaims seeking declaratory judgment of non-infringement, invalidity or unenforceability with respect to the patents at suit. In April 2008, the case was transferred to the U.S. District Court for the District of New Jersey. On September 3, 2008 an amended complaint was filed alleging infringement based on our ANDA amendment adding a 2mg strength. Discovery is in the early stages, and no trial date has been set.
Boehringer Ingelheim Pharmaceuticals, et al. v. Impax Laboratories (Tamsulosin)
In July 2008, Boehringer Ingelheim Pharmaceuticals Inc. and Astellas Pharma Inc. (Collectively “Astellas”) filed a complaint against us in the U.S. District Court for the Northern District of California, alleging that our filing of an ANDA relating to Tamsulosin Hydrochloride Capsules, 0.4 mg, generic to Flomax®, infringes Astellas’ patent. After filing our answer and counterclaim, we filed a motion for summary judgment of patent invalidity. The District Court scheduled a hearing on claim construction for May 2008 and summary judgment for June 2008.
Purdue Pharma Products L.P., et al. v. Impax Laboratories, Inc. (Tramadol)
In August 2008, Purdue Pharma Products L.P., Napp Pharmaceutical Group LTD., Biovail Laboratories International, SRL, and Ortho-McNeil-Janssen Pharmaceuticals, Inc. (collectively “Purdue”) filed suit against us in the U.S. District Court for the District of Delaware, alleging patent infringement for the filing of our ANDA relating to Tramadol Hydrochloride Extended Release Tablets, 100 mg, generic to 100mg Ultram® ER. We have filed an answer and counterclaims seeking declaratory judgment of patent non-infringement and invalidity. In November 2008, Purdue asserted additional infringement claims with respect to our amended ANDA, which added 200 mg and 300 mg strengths of the product. We have filed an answer and counterclaims. Discovery is in the early stages, and no trial date has been set.
Eli Lilly and Company vs. Impax Laboratories, Inc. (Duloxetine)
In November 2008, Eli Lilly and Company filed suit against us in the United States District Court for the Southern District of Indiana, alleging patent infringement for the filing of our ANDA relating to Duloxetine Hydrochloride Delayed Release Capsules, 20 mg, 30 mg, and 60 mg, generic to Cymbalta®. We are preparing our answer to the complaint.

Warner Chilcott, Ltd. et.al. v. Impax Laboratories, Inc. (Doryx)
In December 2008, Warner Chilcott Limited announced that one of its subsidiaries and Mayne Pharma International Pty. Ltd. had sued us in the District Court for the District of New Jersey for infringement of Mayne’s U.S. Patent No. 6,958,161 which covers Doryx, a tetracycline-class oral antibiotic. Although we have not yet been served or viewed the actual complaint in this matter, Warner Chilcott has announced that the lawsuit is in response to the submission of our ANDA requesting approval to manufacture and sell generic versions of DORYX 100 and 75 mg delayed-release tablets prior to the expiration in 2022 of the ‘161 Patent. We believe that we have defenses to the claims based on non-infringement and invalidity and intend to vigorously defend ourselves from this claim.
Other Litigation Related to Our Business
Axcan Scandipharm Inc. v. Ethex Corp, et al. (Lipram UL).
In May 2007, Axcan Scandipharm Inc., a manufacturer of the Ultrase® line of pancreatic enzyme products, brought suit against us in the U.S. District Court for the District of Minnesota, alleging that we engaged in false advertising, unfair competition, and unfair trade practices under federal and Minnesota law in connection with the marketing and sale of our now-discontinued Lipram-UL products. The suit seeks actual and consequential damages, including lost profits, treble damages, attorneys’ fees, injunctive relief and declaratory judgments that would prohibit the substitution of Lipram-UL for prescriptions of Ultrase®. The Court granted in part and denied in part our motion to dismiss the complaint, as well as that of co-defendants Ethex Corp. and KV Pharmaceutical Co., holding that any claim of false advertising pre-dating June 1, 2001, is barred by the statute of limitations. We have answered the complaint, and discovery is proceeding.
Securities Litigation
We, our CEO and several former officers and directors are also defendants in several class actions filed in the United States District Court for the Northern District of California, all of which have since been consolidated into a single action. These actions, brought on behalf of all purchasers of our stock between May 5 and November 3, 2004, seek unspecified damages and allege that Impax and the individual defendants, in violation of the antifraud provisions of the federal securities laws, artificially inflated the market price of the stock during this period by filing false financial statements for the first and second quarters of 2004, based upon the subsequent restatement of its results for those periods. The court twice granted our motions to dismiss the complaint, both times with leave to amend, but denied our motion to dismiss the fourth amended complaint as well as two motions for reconsideration. In August 2008, we filed with the U.S. Court of Appeals for the Ninth Circuit a petition for a writ of mandamus directing the district court to dismiss the complaint. Subsequently, we have reached an agreement in principle with the plaintiffs to settle this lawsuit. Upon the terms agreed upon, the plaintiffs are to receive $9 million.

3. Schedule 8.15 to the Information Certificate is amended to include the following agreement in its table of Material Contracts:

Agreement	Parties	Date
Joint Development Agreement	MEDICIS PHARMACEUTICAL CORPORATION	November 26, 2008

IMPAX LABORATORIES, INC.